Rule 424(b)(3) Prospectus
                              Sec File No. 33-59389







    Supplement to Prospectus dated August 19, 1996

          Reference is made to the Prospectus dated
August 19, 1996 (the "Prospectus") relating to shares of Common Stock, par value $1.00 per share ("Common
Stock"), of Crane Co. (the "Company") which may be sold from time to time by or for the account of nine persons
(collectively, the "Selling Shareholders") who acquired or will acquire shares of Common Stock pursuant to awards under the Crane Co. Stock Option Plan (the
"Stock Option Plan"), which Prospectus constitutes a resale prospectus as defined in General Instruction C to Form S-8.

          The following information is presented to supplement the information set forth in the Prospectus with respect to the Selling Shareholders and the number of shares of Common Stock owned by them or subject to options granted to them under the Stock Option Plan.

                                 Shares
                                 Subject
                                 to Out-    Maximum
                                 standing   Shares to
                      Shares     Options    be
                      Owned as   as of      Offered
Selling               of         August 1,  Under
Shareholder           August 1,  1997       this
                      1997(1)               Prospectu
                                            s
                                            (2)
R. S. Evans,          1,182,954.   487,500     649,470
Chairman and Chief            01
Executive Officer
L. H. Clark,            4,749.22   195,500     195,500
President and Chief
Operating Officer
R. J. Muller, Jr.,    199,857.83    61,500     121,602
Executive Vice
President
A. I. duPont, Vice        260.04    42,500      42,500
President, General
Counsel & Secretary
A.D.Pantaleoni, Vice   17,890.18    47,500      52,900
President-Health,
Safety &
Environmental
R. B. Phillips, Vice   94,763.88   112,000     134,973
President-Human
Resources
D. S. Smith, Vice      20,485.55   133,000     140,218
President-Finance
and Chief Financial
Officer
M. L. Raithel,        116,635.75    95,000     162,714
Controller
G. A. Dickoff,          8,488.26    71,500      73,712
Treasurer

(1) Does not include restricted shares of Common Stock awarded under the Crane Co. Restricted Stock Award
     Plan which were not vested as of August 1, 1997.

(2) Includes shares of Common Stock subject to outstanding options as of August 1, 1997 as well as shares of Common Stock previously acquired upon exercise of Options granted under the Stock Option
     Plan.





August 1, 1997
8197SO